SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (date of earliest event reported)

August 17, 2004

Halliburton Company
(Exact name of registrant as specified in its charter)

State or other Jurisdiction of incorporation	Commission File Number	IRS Employer Identification Number

Delaware	1-3492	No. 75-2677995

1401 McKinney, Suite 2400
Houston, Texas 77010
(Address of principal executive offices)

Registrant's telephone number,
including area code – 713-759-2600

INFORMATION TO BE INCLUDED IN REPORT

Item 5. Other Events.

Halliburton announced that it was advised this morning that the Army Materiel Command (AMC) has refused to grant an extension for the implementation of the Federal Acquisition Regulation (FAR) clause that imposes a 15 percent withholding action on our future invoices under the LOGCAP III contract. The impact on KBR of the withholding will be mitigated as KBR will now, in turn, withhold 15 percent from payments to subcontractors in accordance with KBR’s agreements with subcontractors.

In addition, Halliburton confirmed that it still does not expect that there will be any withholding attributable to past invoices, although Halliburton now understands that the government intends to subject direct costs to the 15 percent withholding.

Item 9. Regulation FD Disclosure.

On August 17, 2004 registrant issued a press release entitled “KBR Updates Status of Withholding on LOGCAP III Contract.”

The text of the press release is as follows:

KBR UPDATES STATUS OF WITHHOLDING ON LOGCAP III CONTRACT

HOUSTON, Texas - Halliburton (NYSE:HAL) announced that it was advised this morning that the Army Materiel Command (AMC) has refused to grant an extension for the implementation of the Federal Acquisition Regulation (FAR) clause that imposes a 15 percent withholding action on our future invoices under the LOGCAP III contract. The impact on KBR of the withholding will be mitigated as KBR will now, in turn, withhold 15 percent from payments to subcontractors in accordance with KBR’s agreements with subcontractors.

In addition, Halliburton confirmed that it still does not expect that there will be any withholding attributable to past invoices, although Halliburton now understands that the government intends to subject direct costs to the 15 percent withholding.

The statements made by the company on August 16, that it understood that the suspension would remain in effect, were accurate at the time based on clear oral assurances from senior Pentagon representatives. Halliburton also believes that a politically charged environment and leaks to news media have likely contributed to yesterday’s events.

While Halliburton continues to believe that there is no legal justification to apply the 15 percent withholding to the LOGCAP III contract, the AMC has indicated that the implementation of the FAR clause was not being imposed as a penalty or for lack of progress on the definitization process.

Halliburton has the same dispute concerning the applicability of the 15% withhold in its RIO I and RIO II contracts with the Army Corps of Engineers and PCO Oil. Halliburton expects to file a claim asking for a judicial determination that the 15% withhold does not apply to contracts such as the ones at issue in the RIO and LOGCAP projects. Halliburton is confident that the government action is not justified and expects that its legal arguments will be upheld in litigation.

"At the end of the day, we do not expect this will have a significant or sustained impact on liquidity," added Cris Gaut, chief financial officer, Halliburton. "There are very few companies in the world that could or would adapt this quickly while, at the same time, financing an operation of this magnitude. KBR's working capital investment in Iraq continues to improve, as the balance has declined from $1.1 billion at June 30, 2004 to less than $750 million currently."

Halliburton has a 60-year history of working with the government. KBR helped build U.S. warships in World War II, as well as projects in Somalia, Rwanda, and the Balkans. Halliburton also helped put out more than half of the oil well fires in Kuwait during the 1991 Gulf War. We are proud to serve the troops making them feel a little closer to home.

Halliburton, founded in 1919, is one of the world’s largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The company’s World Wide Web site can be accessed at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: legal risks, including the risks of being unable to complete the proposed settlement of asbestos and silica liabilities, the risks of having material subsidiaries in Chapter 11 proceedings, the risks of audits and investigations of the company by domestic and foreign government agencies and legislative bodies and potential adverse proceedings and findings by such agencies, the risks of judgments against the company's subsidiaries and predecessors in asbestos litigation pending and currently on appeal, the inability of insurers for asbestos exposures to pay claims or a delay in the payment of such claims, future asbestos claims defense and settlement costs, the risks of judgments against the company and its subsidiaries in other litigation and proceedings, including shareholder lawsuits, securities laws inquiries, contract disputes, patent infringements and environmental matters, legislation, changes in government regulations and adverse reaction to scrutiny involving the company; political risks, including the risks of unsettled political conditions, war and the effects of terrorism, foreign operations and foreign exchange rates and controls; liquidity risks, including the risks of potential reductions in debt ratings, access to credit, availability and costs of financing and ability to raise capital; weather-related risks; customer risks, including the risks of changes in capital spending and claims negotiations; industry risks, including the risks of changes that affect the demand for or price of oil and/or gas, structural changes in the industries in which the company operates, risks of fixed-fee projects and risks of complex business arrangements; systems risks, including the risks of successful development and installation of financial systems; and personnel and merger/reorganization/disposition risks, including the risks of increased competition for employees, successful integration of acquired businesses, effective restructuring efforts and successful completion of planned dispositions. Please see Halliburton's Form 10-K/A for the year ended December 31, 2003, Form 10-Q for the quarter ended June 30, 2004 for a more complete discussion of such risk factors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: August 17, 2004	By:	/s/ Margaret E. Carriere
Margaret E. Carriere
Vice President and Secretary